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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

      MOLICHEM ANNOUNCES THE ISSSUE OF PATENTS IN EUROPE FOR THE TREATMENT
                                OF SEPTIC SHOCK

Chapel Hill, NC, March 5, 2002 - MoliChem Medicines, Inc. (OTCBB: MLCM) today announced that it has obtained several patents in Europe for the treatment of septic shock. Claims are related to the use of Moli56B (Ferrioxamine B) in the manufacture of a medicament for the treatment of septic shock and of conditions caused by pathological nitric oxide production.

"We are very pleased to add a tangible piece of intellectual property to our Company" stated Luis Molina, Ph.D., President and CEO of MoliChem.

The patent number for the septic shock case in the European Patent Office is European Patent No. 0697864. That patent is granted in the following countries, with the associated number listed:

France                                 FR 0 697 864
Germany                                DE 694 25 820.2-08
Switzerland/Lichtenstein               CH 0 697 864
Great Britain                          GB 0 697 864

About MoliChem

MoliChem Medicines, Inc. is a biotechnology company dedicated to the discovery, development and commercialization of innovative products for the treatment of serious pulmonary and infectious diseases. MoliChem's lead product, Moli-1901, is currently in clinical trials in the US for the treatment of cystic fibrosis. The company also has two free radical scavengers in pre-clinical stage, including Moli56B, which are being developed as therapy to prevent toxic injuries to major organ systems. Finally, MoliChem has a platform for discovery of stable polypeptides with a lead compound that has demonstrated activity against multiple drug resistant tuberculosis strains.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from MoliChem's expectations and projections. Risks and uncertainties include intellectual property risks, need for additional financing or capital, ability to develop and successfully commercialize our products, ability to enter into licensing agreements, success of clinical trials for MoliChem's products, and the ability of the competition to render MoliChem's product candidates or technologies obsolete or noncompetitive. A further list and description of these risks, uncertainties and other factors can be found in MoliChem's Registration Statement Form SB-2 filed with the Securities and Exchange Commission under the Securities Act of 1933. MoliChem assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For Further Information Contact:
Gilles Cloutier Ph.D. 919.960.0217
EMAIL:  Gilles@molichem.com